Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Investor Relations
https://ir.cedarfair.com	Michael Russell, 419.627.2233

CEDAR FAIR SIGNS DEFINITIVE AGREEMENT TO ACQUIRE TWO ICONIC TEXAS WATER PARKS FROM SCHLITTERBAHN

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Company agrees to acquire Schlitterbahn Waterparks and Resorts in New Braunfels, Texas, and Galveston, Texas, along with the right to acquire an additional property in Kansas City, Kansas, for future development

•	Advances strategy to leverage the Company’s management expertise, increase presence in growing and attractive markets and further diversify portfolio

SANDUSKY, OHIO (June 13, 2019) — Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and immersive entertainment, today announced that it has signed a definitive agreement to acquire two iconic water parks and one resort in Texas – Schlitterbahn Waterpark and Resort New Braunfels and Schlitterbahn Waterpark Galveston for a cash purchase price of $261 million, subject to certain working capital adjustments related to the timing of the closing. Additionally, Cedar Fair has the right to acquire a property located in Kansas City, Kansas, for a cash purchase price of $6 million.

“We are very excited about the opportunity to bring these two award-winning Texas water parks into the Cedar Fair family,” said Richard Zimmerman, Cedar Fair’s president and CEO. “These properties represent new markets for us with attractive demographics in the growing Central Texas region, and they align with our strategy to identify compelling opportunities to accelerate our growth and profitability. The investments we have made over the past five years to strengthen our back-of-house and customer-facing systems will support a smooth integration of these properties by ensuring a premium guest experience, strong team collaboration and superior execution.”

Zimmerman continued, “Schlitterbahn employees are known throughout the industry for their innovation and dedication to the quality of the guest experience. Because of their work, the water park located in New Braunfels has been recognized as the ‘Best Water Park in the World’ for 21 straight years, and Galveston has received recognition as the ‘Best Indoor Water Park in the World’ for a decade. We look forward to adding these parks to Cedar Fair’s industry-leading portfolio of regional entertainment resorts.”

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 – 419.627.2233

Cedar Fair Signs Definitive Agreement to Acquire Two Iconic Texas Water Parks

June 13, 2019

In 2018, Cedar Fair entertained 25.9 million guests, reported $1.35 billion in annual net revenues and generated Adjusted EBITDA1 of $468 million (35% Adjusted EBITDA margin1). The two Texas water parks and the resort entertained 1.2 million guests in 2018 and generated annual revenues of approximately $68 million. Cedar Fair expects the two Texas locations to achieve an Adjusted EBITDA margin in line with Cedar Fair’s standalone results as management implements a number of growth and operational initiatives at the parks over the next two years, reflecting an accretive EBITDA multiple post synergies. Following this transaction, Cedar Fair’s portfolio will consist of 15 parks, resort accommodations totaling more than 2,000 rooms across six parks, more than 600 luxury RV sites across four parks, and two marinas.

In addition to the two Texas properties, Cedar Fair has the right to acquire a third site, located on approximately 40 acres in Kansas City, Kansas, which previously operated as a Schlitterbahn water park, for a cash purchase price of $6 million.

The transaction is subject to regulatory approval and other customary terms and conditions, and is expected to close during the second quarter of 2019 subject to those approvals and conditions. The Company intends to finance the transaction through additional long-term borrowings.

Perella Weinberg Partners is serving as financial advisor to Cedar Fair, and Squire Patton Boggs is providing legal counsel.

Media Room Available

Additional press materials related to this announcement and Cedar Fair Entertainment Company, including images, B-roll, maps and general corporate information, are available in our Media Room under News on our Investor website at https://ir.cedarfair.com/news/.

About the Schlitterbahn Waterpark Resorts

Voted the “Best Water Park in the World” by Amusement Today for 21 consecutive years, Schlitterbahn Waterpark New Braunfels is located on the banks of the spring-fed Comal River in New Braunfels, Texas. A Texas icon of summer, the park features more than 50 attractions and 221 rooms across a wide array of accommodations on more

[1]

For additional information regarding Adjusted EBITDA and Adjusted EBITDA margin, including how the Company defines and uses Adjusted EBITDA and Adjusted EBITDA margin, see the attached historical reconciliation table and related footnotes. The Company is not reconciling Adjusted EBITDA targets or guidance to Net Income, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain individual items required to reconcile Adjusted EBITDA targets or guidance with the most directly comparable GAAP financial measure (Net Income). These items include the net effect of swaps, non-cash foreign currency (gain) loss, as well as other non-cash and unusual items and other adjustments as defined under the Company’s debt agreements, which are difficult to predict in advance in order to include in a GAAP estimate.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 – 419.627.2233

Cedar Fair Signs Definitive Agreement to Acquire Two Iconic Texas Water Parks

June 13, 2019

than 70 acres. The park is home to many award-winning rides and innovations, including the world’s first inland surfing ride, the Boogie Bahn, the first wave river, the Torrent, and the six-story Master Blaster Uphill Water Coaster, voted the “Best Water Park Ride in the World” repeatedly.

Schlitterbahn Waterpark Galveston is located just outside of Houston on historic Galveston Island. The park features more than 30 attractions, including the award-winning World’s Tallest Water Coaster, MASSIV, and the next generation, award-winning Transportainment river system that combines three unique rivers into one endless floating adventure. The Wasserfest area of Schlitterbahn Galveston Waterpark, voted the “World’s Best Indoor Water Park” for years, creates an indoor water park retreat for guests year-round. The 70,000 square-foot indoor water park offers more than a dozen heated water adventures. In addition to being an excellent and thrilling destination for summer fun, this park opens early for Spring Break and the indoor water park stays open through the New Year.

About Cedar Fair

Cedar Fair Entertainment Company (NYSE: FUN), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to make people happy by providing fun, immersive and memorable experiences, the Company owns and operates 11 amusement parks, including its flagship park, Cedar Point, along with two outdoor water parks, one indoor water park and four hotels. It also operates an additional theme park under a management contract. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan and Toronto, Ontario.

Forward-Looking Statements

Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company’s expectations, beliefs, goals and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct, that the Company will realize the anticipated benefits of the transactions, or that the Company’s growth and operational strategies will achieve the target results. Important factors that could affect the completion of the transactions contemplated by the agreement include the risk that any conditions to the transactions are not satisfied, which could cause parties to abandon the transaction in whole or in part.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 – 419.627.2233

Cedar Fair Signs Definitive Agreement to Acquire Two Iconic Texas Water Parks

June 13, 2019

Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects, the Company’s ability to successfully achieve integration and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks and cause actual results to differ materially from the Company’s expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company’s Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

(Table follows)

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 – 419.627.2233

Cedar Fair Signs Definitive Agreement to Acquire Two Iconic Texas Water Parks

June 13, 2019

CEDAR FAIR, L.P.

RECONCILIATION OF ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

(In thousands, except percentages)

For the year ended
December 31, 2018
Net income	$126,653
Interest expense	85,687
Interest income	(1,515)
Provision for taxes	34,743
Depreciation and amortization	155,529

EBITDA	401,097
Loss on early debt extinguishment	1,073
Net effect of swaps	7,442
Non-cash foreign currency loss	36,294
Non-cash equity compensation expense	11,243
Loss on impairment/retirement of fixed assets, net	10,178
Gain on sale of other assets	(112)
Other (1)	558

Adjusted EBITDA (2)	$467,773

Adjusted EBITDA margin (3)	34.7%

(1)

Consists of certain costs as defined in the Company’s Amended 2017 Credit Agreement and prior credit agreements. These items are excluded in the calculation of Adjusted EBITDA and have included certain legal expenses, costs associated with certain ride abandonment or relocation expenses, and severance expenses. This balance also includes unrealized gains and losses on short-term investments.

(2)

Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Amended 2017 Credit Agreement and prior credit agreements. The Company believes Adjusted EBITDA is a meaningful measure as it is widely used by analysts, investors and comparable companies in our industry to evaluate our operating performance on a consistent basis, as well as more easily compare our results with those of other companies in our industry. Further, management believes Adjusted EBITDA is a meaningful measure of park-level operating profitability and we use it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is provided as a supplemental measure of our operating results and is not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(3)

Adjusted EBITDA margin (Adjusted EBITDA divided by net revenues) is not a measurement computed in accordance with generally accepted accounting principles (“GAAP”) or a substitute for measures computed in accordance with GAAP and may not be comparable to similarly titled measures of other companies. We provide Adjusted EBITDA margin because we believe the measure provides a meaningful metric of operating profitability.

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Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 – 419.627.2233